AGREEMENT AND PLAN OF MERGER

Among

RAIT Investment Trust,

RT Sub Inc.

and

Taberna Realty Finance Trust

Dated as of June 8, 2006
Table of Contents

Page

ARTICLE I

The Merger; Closing; Effective Time

1.1. 1.2. 1.3.	The Merger Closing Effective Time

ARTICLE II

Declaration of Trust and Bylaws of the Surviving Entity

2.1.	The Declaration of Trust

2.2.	The Bylaws

ARTICLE III

Officers and Trustees of the Surviving Entity

3.1.	Trustees

3.2.	Officers

ARTICLE IV

Effect of the Merger on Shares of Beneficial Interest; Exchange of Certificates

4.1. 4.2. 4.3. 4.4. 4.5. 4.6.	Effect on Shares of Beneficial Interest Exchange of Certificates. Rights of Objecting Shareholders Adjustments Treatment of Company Benefit Plans. Assumption of Registration Rights Agreement

ARTICLE V

Representations and Warranties

5.1.	Representations and Warranties of the Company

5.2.	Representations and Warranties of Parent and Merger Sub

ARTICLE VI

Covenants

6.1.	Interim Operations

6.2.	Acquisition Proposals.

6.3.	Prospectus/Proxy Statement; S-4 Registration Statement; Information Supplied

6.4. 6.5. 6.6. 6.7. 6.8. 6.9. 6.10. 6.11. 6.12. 6.13. 6.14. 6.15. 6.16. 6.17.	Shareholders Meetings
Filings; Other Actions; Notification
Taxation
Access
Affiliates
Stock Exchange Listing
Publicity
Employee Benefits
Expenses
Indemnification; Trustees’ and Officers’ Insurance
Election to Parent’s Board of Trustees; Officers
Other Actions by the Company and Parent.
NASD Filing
Shareholder Litigation

ARTICLE VII

Conditions

7.1. 7.2. 7.3.	Conditions to Each Party’s Obligation to Effect the Merger Conditions to Obligations of Parent and Merger Sub Conditions to Obligation of the Company

ARTICLE VIII

Termination

8.1. 8.2. 8.3. 8.4. 8.5.	Termination by Mutual Consent Termination by Either Parent or the Company Termination by the Company Termination by Parent Effect of Termination and Abandonment

ARTICLE IX

Miscellaneous and General

9.1. 9.2. 9.3. 9.4.	Survival Modification or Amendment Waiver Counterparts

9.5.	GOVERNING LAW; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE

9.6.Notices 9.7.Entire Agreement 9.8.No Third Party Beneficiaries
9.9.Obligations of Parent and of the Company
9.10.Transfer Taxes 9.11.Definitions 9.12.Severability 9.13.Interpretation; Construction 9.14.Assignment; Binding Effect
Annex A	Defined Terms	68
Exhibit A	Affiliate Letter

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of June 8, 2006, among Taberna Realty Finance Trust, a Maryland real estate investment trust (the “Company”), RAIT Investment Trust, a Maryland real estate investment trust (“Parent”), and RT Sub Inc., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of trustees of Parent and the Company and the board of directors of Merger Sub have each adopted a resolution declaring that the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement is advisable and have approved this Agreement;

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute, and is hereby adopted as, a plan of reorganization within the meaning of Section 354 of the Code; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease with the Company surviving as a real estate investment trust in the Merger (sometimes hereinafter referred to as the “Surviving Entity”). The Merger shall have the effects specified in the Maryland General Corporation Law, as amended (the “MGCL”), and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (“Title 8”).

1.2. Closing. The closing for the Merger (the “Closing”) shall take place (i) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 9:00 A.M. (Eastern Standard Time) on the first business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other time or place as the parties mutually agree. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Standard Time) other than a Saturday or Sunday or a day on which banks are required to close in the City of New York.

1.3. Effective Time. On the Closing Date, the Company and Parent will cause Articles of Merger (the “Articles of Merger”) containing the provisions required by Section 3-109 of the MGCL to be filed for the record with the State Department of Assessments and Taxation of the State of Maryland (the “Department”) as provided in Section 3-107 of the MGCL and Section 501.1 of Title 8. The Merger shall become effective at the time when the Articles of Merger have been accepted by the Department for record or at such later time, not to exceed 30 days after the Articles of Merger are accepted for record, as may be agreed by the parties and specified in the Articles of Merger (the “Effective Time”).

ARTICLE II

Declaration of Trust and Bylaws

of the Surviving Entity

2.1. The Declaration of Trust. The declaration of trust of the Company as in effect immediately prior to the Effective Time shall be the declaration of trust of the Surviving Entity (the “Declaration of Trust”), until duly amended as provided therein or by applicable Law.

2.2. The Bylaws. The bylaws of the Company in effect immediately prior to the Effective Time (the “Bylaws”) shall be the bylaws of the Surviving Entity, until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Officers and Trustees

of the Surviving Entity

3.1. Trustees. The parties hereto shall take all actions necessary so that the board of trustees of the Company at the Effective Time shall, from and after the Effective Time, be the trustees of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Declaration of Trust and the Bylaws.

3.2. Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Declaration of Trust and the Bylaws.

ARTICLE IV

Effect of the Merger on Shares of Beneficial Interest;

Exchange of Certificates

4.1. Effect on Shares of Beneficial Interest. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any shares of beneficial interest of the Company:

(a) Merger Consideration. Each common share of beneficial interest, par value $0.01 per share, of the Company (a “Common Share” or, collectively, the “Common Shares”) issued and outstanding immediately prior to the Effective Time (other than Common Shares owned by Parent or Merger Sub and Common Shares owned by the Company, and in each case not held on behalf of third parties, and Common Shares that are owned by shareholders (“Objecting Shareholders”) who have properly made demand for payment of fair value for the Common Shares owned by them and have not had restored in full their rights with respect to such Common Shares, in each case pursuant to Section 501.1 of Title 8 and Subtitle 2 of Article 3 of the MGCL (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into, and become exchangeable for, 0.5389 (the “Exchange Ratio”) Parent Common Shares (as defined in Section 4.2(a)) (the “Merger Consideration”). At the Effective Time, all the Common Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of such Common Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such Common Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c) and each certificate formerly representing Common Shares owned by Objecting Shareholders shall thereafter represent only the right to receive the payments set forth in Section 4.3.

(b) Cancellation of Shares. Subject to Section 4.3, each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, (i) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one common share of beneficial interest, par value $0.01 per share, of the Surviving Entity and (ii) each share of preferred stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one preferred share of beneficial interest, par value $0.01 per share, of the Surviving Entity, which preferred shares of the Surviving Entity shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption substantially as set by the board of directors of the Company as provided in the articles supplementary to be filed with the Department by the Company (the “Company Articles Supplementary”).

4.2. Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent, with the Company’s prior approval, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of Common Shares, certificates representing the common shares of beneficial interest, $0.01 par value per share, of Parent (“Parent Common Shares”) to be issued in exchange for outstanding Common Shares upon due surrender of the Certificates pursuant to the provisions of this Article IV (such certificates for Parent Common Shares being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Promptly after the Effective Time (but in any event not later than five business days), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of Common Shares (other than holders of Excluded Shares) notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof, as provided in Section 4.2(g)) and instructions for surrendering the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such materials to be in a form reasonably acceptable to Parent and the Company. Upon the surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 4.2(g)) to the Exchange Agent in accordance with the terms of such transmittal materials, Parent shall cause the Exchange Agent promptly to distribute to the holder of such Certificate (x) a certificate representing that number of whole Parent Common Shares that such holder is entitled to receive pursuant to this Article IV, (y) a check in the amount (after giving effect to any required tax withholdings as provided in Section 4.2(h)) of (A) any cash in lieu of fractional shares pursuant to Section 4.2(e) plus (B) any unpaid cash dividends pursuant to Section 4.2(c) and (z) any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Common Shares, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such transferee if the Certificate formerly representing such Common Shares is presented to the Exchange Agent, accompanied by all documents as are required in the reasonable opinion of the Exchange Agent to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(c) Distributions with Respect to Unexchanged Shares; Voting. (i) All Parent Common Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Parent Common Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of Parent Common Shares shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavits of loss in lieu thereof as provided in Section 4.2(g)) is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu thereof as provided in Section 4.2(g)), there shall be issued and/or paid in cash to the holder of the certificates representing whole Parent Common Shares issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date prior to the date of surrender payable with respect to such whole Parent Common Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Parent Common Shares with a record date after the Effective Time but with a payment date subsequent to the date of surrender.

(ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent shareholders the number of whole Parent Common Shares represented by such Certificates.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the share transfer books of the Company of the Common Shares that were outstanding immediately prior to the Effective Time.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional Parent Common Shares will be issued and any holder of Common Shares entitled to receive a fractional Parent Common Share but for this Section 4.2(e) shall be entitled to receive a cash payment (without interest) in lieu thereof, determined by multiplying such fraction of Parent Common Shares by the last reported sales price of Parent Common Shares, as reported by the NYSE Composite Transactions Reporting System (as reported in the Wall Street Journal or if not reported therein, in another authoritative source) for the last NYSE trading day preceding the Effective Time. Parent shall deposit or cause to be deposited with Exchange Agent as needed any cash payment to be paid pursuant to this Section 4.1(e).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for 180 days after the Effective Time shall be delivered to Parent. Any holder of Common Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of any certificates for Parent Common Shares of such shareholders and payment of any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1 and Section 4.2(c) upon due surrender of their Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(g)), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Entity, the Exchange Agent or any other Person shall be liable to any former holder of Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)), Self-Regulatory Organization (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary and reasonable amount and upon such terms as may reasonably be required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Common Shares and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(h) Withholding Rights. Each of Parent and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax (as defined in Section 5.1(l)) law. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Entity, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Common Shares in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.

4.3. Rights of Objecting Shareholders. Any holder of Common Shares who has properly exercised the rights of an objecting shareholder with respect thereto pursuant to Section 501.1 of Title 8 and Subtitle 2 of Title 3 of the MGCL shall be entitled to receive, unless and until such holder’s rights with respect to such Common Shares are restored in full under Section 501.1 of Title 8 and Subtitle 2 of Title 3 of the MGCL, only the payment provided by Section 501.1 of Title 8 and Subtitle 2 of Title 3 of the MGCL with respect to Common Shares owned by such Objecting Shareholder. If any Objecting Shareholder shall have its rights with respect to the Common Shares owned by it restored in full under Section 501.1 of Title 8 and Subtitle 2 of Title 3 of the MGCL, such Common Shares shall thereupon be treated as though such Common Shares had been converted at the Effective Time into Parent Common Shares pursuant to Section 4.1 hereof and such holder shall be entitled to receive the dividends, distributions and other rights such holder would have received if such holder had not been an Objecting Shareholder. The Company shall give Parent (i) prompt notice of any written demands for payment, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to rights of Objecting Shareholders and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under Title 8 and Title 3 of the MGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.4. Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, (i) the issued and outstanding Common Shares or the issued and outstanding Parent Common Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, share split (including a reverse share split), share dividend or distribution, recapitalization, redenomination, or other similar transaction or (ii) the representations set forth in Sections 5.1(b)(i) and 5.2(c)(i) shall not be true and correct (provided that any amounts permitted to be issued after the date of this Agreement pursuant to Section 6.1 shall not constitute a breach of such representation and accordingly shall not give rise to an adjustment) then the Merger Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

4.5. Treatment of Company Benefit Plans.

(a) Company Benefit Plans and Registration. At the Effective Time, Parent shall assume the 2005 Plan (as defined in Section 5.1(b)(i)) and the Company’s obligations thereunder. If registration of any interests under the 2005 Plan or other Company Benefit Plans (as defined in Section 5.1(h)(i)) or the Parent Common Shares issuable thereunder is required under the Securities Act of 1933, as amended (the “Securities Act”), Parent shall file with the Securities and Exchange Commission (the “SEC”) within 5 business days after the Effective Time a registration statement on Form S-8 with respect to such interests or Parent Common Shares, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant plan remains in effect and such registration of interests therein or the Parent Common Shares issuable thereunder continues to be required. Except as set forth in Section 4.5(a) of the Company Disclosure Letter, each restricted Common Share outstanding under the 2005 Plan (as defined in Section 5.1(b)(i)) shall be fully vested as of the Effective Time to the extent the 2005 Plan, or any Contract by which the Company or any of its Subsidiaries is bound as of the date hereof, provides for such vesting.

(b) Trust Actions. At or prior to the Effective Time, the Company, the board of trustees of the Company and the compensation committee of the board of trustees of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.5(a). Parent shall take all actions which are necessary for the assumption of the 2005 Plan pursuant to Section 4.5(a) including the reservation, issuance (subject to Section 4.5(a)) and listing of Parent Common Shares as necessary. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Entity will be required to deliver Common Shares or other shares of beneficial interest of the Company to any Person.

4.6. Assumption of Registration Rights Agreement. Parent will assume at the Effective Time the Company’s rights and obligations under the registration rights agreement (the “Registration Rights Agreement”) identified in Section 4.6 of the Company Disclosure Letter (as defined below) with respect to any shareholder of the Company who is a party thereto and is an “affiliate” of the Company (as defined in Section 6.8) as of the date of the Company Shareholders Meeting (as defined in Section 6.4) and any such holders of registration rights under the Registration Rights Agreement shall have the same rights with respect to the securities of Parent that such holders receive as a result of the Merger as they possess under the Registration Rights Agreement. Parent agrees to use commercially reasonable efforts to file, within five (5) days following the Closing Date, a shelf registration statement (the “Shelf Registration Statement”) pursuant to Rule 415 under the Securities Act registering the resale of the Parent Common Shares (the “Registrable Securities”) issued by Parent upon the conversion of any Common Shares to any such holders of registration rights. The Shelf Registration Statement shall be filed on Form S-3 and, if Parent is eligible, the Shelf Registration Statement shall utilize the automatic shelf registration process under Rule 415 and Rule 462 as amended by Securities Act Release No. 8591. Parent will use its best efforts to maintain its status as a “well known seasoned issuer” as defined in Rule 405 as amended by Securities Act Release No. 8591. If Parent is not a “well known seasoned issuer” or is otherwise ineligible to utilize the automatic shelf registration process, then Parent shall use its reasonable best efforts to have the Shelf Registration Statement declared effective under the Securities Act as expeditiously as practicable. Parent will maintain the effectiveness of the Shelf Registration Statement, including by filing any necessary post-effective amendments and prospectus supplements, or, alternatively, by filing new registration statements relating to the Registrable Securities as required by Rule 415 under the Securities Act to permit the disposition of all Registrable Securities pursuant thereto until the earliest date on which (i) all Registrable Securities registered pursuant to the Shelf Registration Statement or any successors thereto have been sold or (ii) all Registrable Securities may be sold pursuant to Rule 144(k) under the Securities Act.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports (as defined in Section 5.1(e)(i)) filed with the SEC through the date that is three business days prior to the date hereof, or in the Quarterly Financial Statements (as defined in Section 5.1(e)(ii)) delivered to Parent prior to the date hereof, or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of such letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly formed or incorporated, validly existing and in good standing under the Laws (as defined in Section 5.1(i)(ii)) of its respective jurisdiction of formation or incorporation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified, licensed or admitted to do business and is in good standing as a foreign corporation, trust or limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, license or admission, except where the failure to be so organized, qualified, licensed or admitted or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ respective declarations of trust, or comparable constituent documents, bylaws and other organizational documents, each as amended to the date hereof, and each as so delivered is in full force and effect. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person at least a majority of whose securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of trustees or other persons performing similar functions are directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries and (ii) “Company Material Adverse Effect” means any event, change, effect or circumstance that (a) is materially adverse to the financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, excluding (with respect to each of clause (1), (2), (3) or (4), only to the extent that such event, change, effect or circumstance on or with respect to it is not materially different than on or with respect to companies of similar size operating in the industry in which the Company and its Subsidiaries operate) any event, change, effect or circumstance arising from (1) changes in Laws of general applicability or changes in the interpretation thereof by Governmental Entities or Self-Regulatory Organizations, (2) changes in GAAP (as defined in Section 5.1(e)(ii)) or regulatory accounting requirements applicable to companies of similar size operating in the industry in which the Company and its Subsidiaries operate generally, (3) changes in prevailing interest rates or other general economic conditions affecting companies of similar size operating in the industry in which the Company and its Subsidiaries operate generally, (4) any natural disaster or the outbreak or escalation of hostilities, including acts of war or terrorism, (5) the announcement of the execution of this Agreement or any actions or omissions of a party to this Agreement required or contemplated by this Agreement or taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby, and (6) to the extent consistent with GAAP, any modifications or changes to valuation policies or practices, or restructuring charges, in each case taken with the prior approval of Parent (which shall not unreasonably be withheld or delayed) in connection with the Merger, or (b) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(b) Capital Structure. (i)  The authorized shares of beneficial interest of the Company consists of 100,000,000 Common Shares, of which 43,653,272 Common Shares were outstanding as of the close of business on June 7, 2006 and 30,000,000 preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”), of which no Preferred Shares were outstanding as of the close of business on June 7, 2006. All the outstanding Common Shares have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of preemptive rights. The Company has no Common Shares or Preferred Shares reserved for issuance, except that, as of June 7, 2006, there were (i) 685,000 Common Shares reserved for issuance pursuant to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”). There are no options outstanding under the 2005 Plan. Each of the outstanding shares of beneficial interest or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of beneficial interest or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Common Shares in accordance with the terms of the 2005 Plan, such Common Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any preemptive rights or Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(ii) Section 5.1(b)(ii) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person that requires a filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(c) Authority; Approval and Opinion of Financial Advisor. (i)  The Company has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement, including to consummate the Merger, subject only to approval of the Merger by the holders of a majority of the outstanding Common Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of trustees of the Company has unanimously (A) determined that the Merger is in the best interests of the Company and its shareholders, approved and declared advisable the Merger and the other transactions contemplated hereby and resolved to recommend approval of the Merger to the holders of Common Shares (the “Company Recommendation”) and (B) directed that the Merger be submitted to the holders of Common Shares for their approval at a special meeting of shareholders. The Special Committee of the board of trustees of the Company has received the opinion of its financial advisor, Merrill Lynch & Co., to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Common Shares. The board of trustees of the Company has taken any action required so that Parent will not be an “interested shareholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 3-602 of the MGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(d) Governmental Filings; No Violations; Certain Contracts, Etc.

(i)  Other than the filings and/or notices (A) pursuant to Section 1.3, (B) required to be made to the National Association of Securities Dealers, Inc. and (C) required to be made to the Irish Stock Exchange, if any, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”) or any national securities exchange, registered securities association or registered clearing agency (each, a “Self-Regulatory Organization”), in connection with the execution and delivery of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Declaration of Trust or Bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party thereto on 90 days’ or less notice without penalty (each, a “Contract”) binding upon the Company or any of its Subsidiaries, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), under any Law to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract binding on the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of material Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth in the immediately preceding sentence with respect to clauses (B) and (C) above).

(iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, the Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

(iv) None of the securities issued by the Company and its Subsidiaries are listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or quoted on a U.S. automated inter-dealer quotation system. The securities described in Section 5.1(d)(iv) of the Company Disclosure Letter are listed on the Regulated Market of the Irish Stock Exchange, and each such listing is in full force and effect.

(e) Company Reports; Financial Statements. (i) The Company has neither filed nor furnished any forms, statements, certifications, reports or documents with the SEC other than (w) the Registration of Sale of Securities filed by the Company on May 16, 2005, (x) the Registration of Sale of Securities filed by the Company on August 29, 2005 as amended on September 15, 2005, (y) the Form S-11 filed by the Company on November 23, 2005 (“S-11”), as amended by the Pre-Effective Amendment No. 1 to the Form S-11 filed by the Company on April 10, 2006 (“Amendment No. 1”) (the documents referred to in (w), (x) and (y) collectively, the “Company Reports”) and (z) responses to comment letters issued by the SEC in respect of the Form S-11 and Amendment No. 1, copies of which have been provided to Parent. Each of the Company Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, the Company has not, directly or indirectly, including through any of its Subsidiaries, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any executive officer or trustee of the Company.

(ii) Each of the consolidated balance sheets included in Amendment No. 1 and in the unaudited financial statements of the Company for the quarter ended March 31, 2006 delivered to Parent prior to the date hereof (the “Quarterly Financial Statements”) (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, other comprehensive loss, beneficiaries and member equity and cash flows included in Amendment No. 1 and the Quarterly Financial Statements, as applicable (including any related notes and schedules), fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or, if set forth on financial statements of the Company prepared after the date hereof, will not be, material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(iii) The Company maintains disclosure controls and procedures that are consistent with those required for reporting companies that are subject to Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information that the Company would be required to disclose if the Company were required to file reports under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and trustees of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of trustees (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of trustees any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee and (ii) any material communication made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the New York Stock Exchange, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. No material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, trustees, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of trustees or the board of trustees.

(f) Absence of Certain Changes. Since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been:

(i) any change in the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2005) which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of beneficial interest or other securities of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company and regular quarterly cash dividends in respect of the Common Shares in an amount not exceeding $0.35 per Common Share) or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of beneficial interest or other securities of the Company or any of its Subsidiaries;

(iv) any material change in any method of accounting or accounting practices by the Company or any of its Subsidiaries;

(v) (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any trustee, officer or employee, except to the extent require by applicable Laws; or

(vi) any agreement, authorization or commitment to do any of the foregoing.

(g) Litigation; Liabilities.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge (as defined below) of the Company, threatened against the Company or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity or Self-Regulatory Organization which is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) Except as set forth in the Company’s consolidated balance sheet at December 31, 2005 included in Amendment No. 1, none of the Company and its Subsidiaries has any liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations incurred in the ordinary course of business since December 31, 2005, (ii) immaterial liabilities or obligations or (iii) liabilities or obligations otherwise set forth in Section 5.1(g)(ii) of the Company Disclosure Letter.

(iii) As used in this Agreement, the term “Knowledge” with respect to any Person shall mean the actual knowledge of the executive officers of such Person, after reasonable inquiry with respect to the applicable matters.

(h) Employee Benefits. (i)  All material benefit and compensation plans, contracts, policies or arrangements, including but not limited to employment agreements, covering current or former employees of the Company and its Subsidiaries (the “Company Employees”) and current or former trustees of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, option, share purchase, share appreciation rights, Company share based, incentive and bonus plans (the “Company Benefit Plans”) are listed on Section 5.1(h)(i) of the Company Disclosure Letter. True and complete copies of all Company Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter have been made available to Parent.

(ii) All Company Benefit Plans are in compliance with ERISA, the Code and other applicable Laws, except such failures to comply as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Each Company Benefit Plan which is subject to ERISA (a “Company ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, except for such taxes or penalties as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA, except for such taxes or penalties as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(iii) No Company Benefit Plan or any other single-employer plan of any entity which is or has ever been considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”), is subject to Title IV of ERISA. No Company Benefit Plan is a Multiemployer Plan within the meaning of Section 3(37) of ERISA, and the Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA.

(iv) All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made in a reasonably timely manner and all material obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports and Quarterly Financial Statements prior to the date hereof.

(v) As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement.

(vi) None of execution of this Agreement, shareholder approval of the Merger or the consummation of the transactions contemplated hereby will (w) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(i) Compliance with Laws. (i) Taberna Securities LLC is duly registered and in good standing as a broker-dealer with the SEC, is a member of the National Association of Securities Dealers, Inc. and is regulated as a broker-dealer by the state securities agencies of each state of the United States. Taberna Capital Management LLC is not required to register as an “investment adviser” under Section 203 of the Investment Advisers Act of 1940.

(ii) The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity or Self-Regulatory Organization (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity or Self-Regulatory Organization with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Entity or Self-Regulatory Organization indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity or Self-Regulatory Organization (“Licenses”) necessary to conduct its business as presently conducted, and has made all filings, applications and registrations with all Governmental Entities and Self-Regulatory Organizations that are necessary to conduct its business as presently conducted, except, in each case, those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. All such Licenses are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened or reasonably likely.

(j) Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including but not limited to the provisions of Subtitle 6 and Subtitle 7 of Title 3 of the MGCL (each a “Takeover Statute”), or any anti-takeover provision in the Company’s Declaration of Trust or Bylaws restricts consummation of the Merger or the other transactions contemplated by this Agreement

(k) Tax Matters. Neither the Company nor any of its Tax Affiliates (as defined in Section 5.1(l)) has taken or agreed to take any action, or failed to take any action, nor does the Company have any Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(l) Taxes. Each of the Company, any of its Subsidiaries, and any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member (each, a “Tax Affiliate” and, collectively, the “Tax Affiliates”) (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such Tax Returns are true, correct and complete in all material respects (and copies of which have been provided or made available to Parent); (ii) has paid all material Taxes (as defined below) required to be paid or that the Company, any of its Subsidiaries, or any of its Tax Affiliates is obligated to withhold from amounts owing to any employee, creditor, shareholder or third party, except with respect to matters contested in good faith and that are reflected on the Quarterly Financial Statements in accordance with GAAP; (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) has not engaged in any reportable or listed transactions, as defined under Section 6011 of the Code and the Treasury Regulations promulgated thereunder, or in any transaction of which it has made disclosure to any taxing authority to avoid the imposition of any penalties. There are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Company, any of its Subsidiaries, or any of its Tax Affiliates. For the taxable year ended December 31, 2005 (the “Initial REIT Year”) the Company (i) has been organized and operated so as to qualify as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”); (ii) has operated, and intends to continue to operate, in such a manner as to permit it to qualify as a REIT through the Effective Time; and (iii) has not taken any action (or omitted to take any action) which would result or could reasonably be expected to result in a successful challenge by the IRS to the Company’s qualification as a REIT, and no such challenge is pending or, to the Knowledge of the Company, threatened. There are no liens for Taxes upon the assets of the Company, any Subsidiary or any Tax Affiliate except for statutory liens for Taxes not yet due or payable. None of the Company, any Subsidiary or any Tax Affiliate (a) has entered into any written and legally binding agreement with a Tax Authority relating to Taxes, (b) is a party to or is otherwise subject to any Tax allocation or sharing agreement, (c) has any liability for the Taxes of another person under law, by contract or otherwise, (d) has consented to (or has been requested to consent to) any extension of time for the assessment of any Tax, or (e) has been contacted by any Tax Authority with regard to any claim that it is subject to Tax in any jurisdiction in which it does not currently file Tax Returns. Each direct or indirect Subsidiary of the Company which is a partnership, joint venture or limited liability company has at all times (A) been classified and treated for federal income tax purposes as a partnership or disregarded entity and not as a corporation or a “publicly traded partnership” within the meaning of Code Section 7704(b) that is treated as a corporation under Code Section 7704(a) and (B) not owned any assets (including, without limitation, securities) that would cause the Company to violate Code Section 856(c)(4). None of the Company, any Subsidiary or any Tax Affiliate has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355. None of the Company, any Subsidiary nor any Tax Affiliate has transferred any property in a transaction intended to qualify for tax deferred treatment under Code Section 1031 or 1033 in which the transferor has yet to acquire a replacement property. The Company does not have any earnings and profits attributable to it or any other corporation in any non-REIT year within the meaning of Code Section 857. To the Company’s Knowledge it is a “domestically controlled REIT” within the meaning of Code Section 897(h). The Company has not at any time been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)). None of the Company, any Subsidiary or any Tax Affiliate has changed any method of accounting for Tax purposes that could reasonably be expected to materially change the Company’s taxable income for taxable periods ending after the Closing Date.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, share of beneficial interest or capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority or any Person relating to Taxes as well as all amendments to such returns and reports and (iii) the term “Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to the Code.

(m) Intellectual Property. (i)  To the Company’s Knowledge, the Company has sufficient rights to use all Intellectual Property (as defined below) used in its business as presently conducted, all of which rights will survive unchanged the consummation of the transactions contemplated by this Agreement. To the Company’s Knowledge, the Company has not infringed or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement.

(ii) Any IT Assets (as defined below) used by the Company to conduct its business as presently conducted operate and perform in all material respects as required by the Company in connection with its business. To the Company’s Knowledge, no person has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recover technology consistent with industry practices.

(iii) For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment.

(n) Company Real Property.

(i) Neither the Company nor any Subsidiary of the Company owns or has ever owned any real property.

(ii) Section 5.1(n)(ii) of the Company Disclosure Letter lists the address and a description of the facilities at which the Company or any Subsidiary of the Company holds an interest as tenant, which were leased to the Company or any Subsidiary of the Company (the Company Leased Facilities”) and, in each case, lists all Contracts comprising the lease relating thereto or otherwise governing or affecting the relationship between the lessor and lessee (each such Contract, a “Company Real Estate Lease”). The Company has made available to the Parent complete and accurate copies of each Company Real Estate Lease. With respect to each such Company Real Estate Lease:

(A) the Company Real Estate Lease is valid and binding obligation of the Company, and/or the applicable Subsidiary of the Company that is a party thereto, as the case may be, and, to the Knowledge of the Company, each other party to such Company Real Estate Lease;

(B) none of the Company, any Subsidiary of the Company or, to the Knowledge of the Company, any other party to the Company Real Estate Lease is in material breach or material default under any such Company Real Estate Lease and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or material default of the Company or any Subsidiary of the Company or, to the Knowledge of the Company, any other party to the Company Real Estate Lease or permit termination, modification or acceleration thereunder; and

(C) none of the Company or any Subsidiary of the Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold of the Real Estate Lease.

(o) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (the “Company Insurance Policies”) are with reputable insurance carriers, provide adequate coverage in the Company’s reasonable judgment for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to so maintain the Company Insurance Policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Each Company Insurance Policy is in full force and effect and all premiums due with respect to all Company Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(p) Investment Company Act of 1940. None of the Company nor any of its Subsidiaries has been or is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), or an entity required to register as an “investment company” pursuant to the 1940 Act.

(q) Brokers and Finders. Neither the Company nor any of its officers, trustees or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Special Committee of the Company’s board of trustees has employed Merrill Lynch & Co. as its financial advisor and has disclosed its fee arrangements to Parent.

(r) Private Placements. Each of (i) the Offering Memorandum, dated as of April 22, 2005, and (ii) the Offering Memorandum, dated as of August 4, 2005 (each, a “Private Placement Memorandum” and collectively, the “Private Placement Memoranda”), as of the date of such Private Placement Memorandum, contained all information with respect to the Company and to the Common Shares issued by the Company pursuant to the corresponding private placement that was material in the context of the issue and offering of such Common Shares as of the date of the applicable Private Placement Memorandum. None of the Private Placement Memoranda, as of the date of such Private Placement Memoranda, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent has been provided with copies of the Private Placement Memoranda.

Neither the Company nor any Person acting on its behalf, has offered or issued the Common Shares by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or made offers or sales of any Common Shares, or solicited offers to buy, any Common Shares under circumstances that would require registration of the Common Shares under the Securities Act or, with respect to any Common Shares which were issued outside the United States to non-U.S. persons (as defined in Rule 902 under the Securities Act), by means of any “directed selling efforts” within the meaning of Rule 902 of the Securities Act; and the Company, any affiliate of the Company, and any Person acting on its behalf has complied with and will implement the “offering restrictions” as to the Common Shares within the meaning of such Rule 902.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the Parent Reports (as defined in Section 5.2(f)(i)) filed with the SEC through the date that is three business days prior to the date hereof or in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of such letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent, Merger Sub, and their respective Subsidiaries is a legal entity duly formed or incorporated, validly existing and in good standing under the Laws of its respective jurisdiction of formation or incorporation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified, licensed or admitted to do business and is in good standing as a foreign corporation, trust or limited liability company, in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, license or admission, except where the failure to be so organized, qualified, licensed or admitted or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company complete and correct copies of Parent’s and its Subsidiaries’ respective declarations of trust or comparable constituent documents and bylaws and other organizational documents, each as amended to the date hereof, and each as so delivered is in full force and effect. As used in this Agreement, the term “Parent Material Adverse Effect” means any event, change, effect or circumstance that (a) is materially adverse to the financial condition, results of operations or business of Parent and its Subsidiaries, taken as a whole, excluding (with respect to each of clause (1), (2), (3) or (4) only to the extent that such event, change, effect or circumstance on or with respect to it is not materially different than on or with respect to companies of similar size operating in the industry in which Parent and its Subsidiaries operate) any event, change, effect or circumstance arising from (1) changes in Laws of general applicability or changes in the interpretation thereof by Governmental Entities or Self-Regulatory Organizations, (2) changes in GAAP or regulatory accounting requirements applicable to companies of similar size operating in the industry in which Parent and its Subsidiaries operate generally, (3) changes in prevailing interest rates or other general economic conditions affecting companies of similar size operating in the industry in which Parent and its Subsidiaries operate generally, (4) any natural disaster or the outbreak or escalation of hostilities, including acts of war or terrorism, (5) the announcement of the execution of this Agreement or any actions or omissions of a party to this Agreement required or contemplated by this Agreement or taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby, and (6) to the extent consistent with GAAP, any modifications or changes to valuation policies or practices, or restructuring charges, in each case taken with the prior approval of the Company (which shall not be unreasonably withheld or delayed) in connection with the Merger, or (b) would materially impair the ability of Parent, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(b) Capitalization of Merger Sub. The authorized shares of capital stock of Merger Sub consist of 1,000 shares of common stock, par value $0.001 per share, all of which have been duly authorized and are validly issued, fully paid, non-assessable and outstanding and will include 1,000 shares of non-voting preferred stock, par value $0.001 per share (the “Merger Sub Preferred Stock”), upon the filing with the Department of Articles Supplementary (“Merger Sub Articles Supplementary”), of which no shares are issued and outstanding as of the date of this Agreement. All the issued and outstanding common stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c) Capital Structure of Parent. (i) The authorized shares of beneficial interest of Parent consists of 200,000,000 Parent Common Shares, of which 27,912,775 shares were outstanding as of the close of business on June 7, 2006 and 25,000,000 preferred shares of beneficial interest, par value $0.01 per share (the “Parent Preferred Shares”), of which 2,760,000 shares have been designated 7.75% Series A cumulative redeemable preferred shares (“Series A Shares”) and were outstanding as of the close of business on June 7, 2006 and 2,258,300 shares have been designated 8.375% Series B cumulative redeemable preferred shares (“Series B Shares”) and were outstanding as of the close of business on June 7, 2006. All the outstanding Parent Common Shares and Parent Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of preemptive rights. Parent has no Parent Common Shares or Parent Preferred Shares reserved for issuance, except that, as of June 7, 2006, there were 543,973 Parent Common Shares reserved for issuance pursuant to Parent’s 2005 Equity Compensation Plan (including Parent Common Shares issuable under Parent’s Phantom Share Plan, as amended and restated as of July 20, 2004) and there are shares reserved for issuance pursuant to Parent’s Dividend Reinvestment Plan. As of June 7, 2006, (i) options (“Parent Options”) to purchase 474,519 Parent Common Shares were outstanding pursuant to Parent’s 2005 Equity Compensation Plan and (ii) 69,454 phantom shares and units were outstanding pursuant to Parent’s Phantom Share Plan and Parent’s 2005 Equity Compensation Plan (“Parent Phantom Shares”). Section 5.2(c)(i) of the Parent Disclosure Letter sets forth a correct and complete list of the outstanding Parent Options and Parent Phantom Shares, as of June 7, 2006, organized by employee, and includes as applicable the exercise price, vesting schedule and expiration date of each such Parent Option and Parent Phantom Share and, with respect to Parent Phantom Shares, whether such shares are redeemable for cash or Parent Common Shares. Each of the outstanding shares of beneficial interest or other securities of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and owned by the Parent or by a direct or indirect wholly-owned subsidiary of Parent, free and clear of any Lien. Except as set forth above and except as set forth in Parent’s Chief Executive Officer’s Supplemental Executive Retirement Plan dated as of October 31, 2002, there are no preemptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or to sell any shares of beneficial interest or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon the issuance of any Parent Common Shares in accordance with the foregoing Parent plans, such Parent Common Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any preemptive rights or Liens. The Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Parent on any matter.

(ii) Section 5.2(c)(ii) of the Parent Disclosure Letter sets forth (x) each of Parent’s Subsidiaries and the ownership interest of Parent in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) Parent’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by Parent or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company. Parent does not own, directly or indirectly, any voting interest in any Person that requires a filing by the Company under the HSR Act.

(d) Authority; Approval and Opinion of Financial Advisor. (i)  Parent, as sole holder of common stock of Merger Sub, has taken all action necessary on behalf of Merger Sub, to approve this Agreement, the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement, including to consummate the Merger, subject only to approval of the issuance of Parent Common Shares by the holders of a majority of votes cast at a shareholders’ meeting duly called and held for such purpose, provided that a majority of the outstanding Parent Common Shares cast votes (the “Requisite Parent Vote”). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The board of trustees of Parent has unanimously (A) determined that the Merger is in the best interests of the Parent and its shareholders, approved and declared advisable the Merger and the other transactions contemplated hereby and resolved to recommend that the holders of Parent Common Shares vote in favor of the issuance of Parent Common Shares pursuant to the Merger (the “Parent Recommendation”), and (B) directed that such matter be submitted to the holders of Parent Common Shares for their approval at a special meeting of shareholders. The Special Committee of the board of trustees of Parent has received the opinion of its financial advisor, UBS Securities LLC, to the effect that as of the date of such opinion, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Parent.

(iii) The Parent Common Shares, when issued, will be validly issued, fully paid and nonassessable, and no shareholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Shares, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” laws.

(e) Governmental Filings; No Violations; Certain Contracts. (i)  Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Securities Act and the Exchange Act, (C) required to be made with the NYSE, and (D) under state securities, takeover, and “blue sky” laws, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity or Self-Regulatory Organization, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the declaration of trust or bylaws of Parent or the comparable governing instruments of any of its Subsidiaries, including Merger Sub, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.2(e)(i), or any Laws to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract binding on Parent or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect. Section 5.2(e)(ii) of the Parent Disclosure Letter sets forth a correct and complete list of material Contracts of the Parent and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth in the immediately preceding sentence with respect to clauses (B) and (C) above.)

(iii) Neither Parent nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which Parent or its Subsidiaries (or, after giving effect to the Merger, the Company or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

(f) Parent Reports; Financial Statements. (i) Parent has filed or furnished, as applicable, on a timely basis all forms, statements, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2004 (“the Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date, including any amendments thereto, to the extent publicly available through the SEC’s EDGAR system, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Parent Reports did not, and any Parent Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including, Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, Parent has not, directly or indirectly, including through any of its Subsidiaries, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any executive officer or trustee of Parent.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or, in the case of Parent Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into Parent Reports (including any related notes and schedules) fairly presents, or in the case of Parent Reports filed after the date hereof, will fairly present in all material respects the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or, if filed after the date hereof, will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(iii) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and trustees of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s board of trustees (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of Parent’s board of trustees any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available to the Company (i) a summary of any such disclosure made by management to Parent’s auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or Parent’s auditors to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Parent employees regarding questionable accounting or auditing matters, have been received by Parent. Parent has made available to the Company a summary of all material complaints or concerns relating to other matters made since the Applicable Date through Parent’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, trustees, employees or agents to Parent’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of trustees or the board of trustees.

(g) Absence of Certain Changes. Since December 31, 2005, Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been:

(i) any change in the financial condition, properties, assets, liabilities, business, prospects or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2005) which, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance;

(iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any beneficial interest or other securities of Parent or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to Parent or to any wholly-owned Subsidiary of the Parent and regular quarterly cash dividends in respect of the Parent Common Shares in an amount not exceeding $0.61 per Parent Common Share and regular quarterly cash dividends in respect of Parent Preferred Shares in an amount not exceeding $0.484375 per Series A Share and $0.5234375 per Series B Share), or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of beneficial interest or other securities of Parent or any of its Subsidiaries;

(iv) any material change in any method of accounting or practices by Parent or any of its Subsidiaries;

(v)(A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any trustee, officer or employee, except to the extent require by applicable Laws; or

(vi) any agreement, authorization or commitment to do any of the foregoing.

(h) Litigation; Liabilities. (i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity or Self-Regulatory Organization which is, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

(ii) Except as set forth in Parent’s consolidated balance sheet at December 31, 2005 included in Parent’s Form 10-K for the year ended December 31, 2005, none of Parent and its Subsidiaries has any liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations incurred in the ordinary course of business since December 31, 2005, (ii) immaterial liabilities or obligations or (iii) liabilities or obligations otherwise set forth on Section 5.2(h)(ii) of Parent Disclosure Letter.

(i) Employee Benefits. (i) All material benefit and compensation plans, contracts, policies or arrangements, including but not limited to employment agreements, covering current or former employees of the Parent and its Subsidiaries (the “Parent Employees”) and current or former trustees of the Parent, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, severance, option, share purchase, share appreciation rights, Parent share based, incentive and bonus plans (the “Parent Benefit Plans”) are listed on Section 5.2(i)(i) of the Parent Disclosure Letter. True and complete copies of all Parent Benefit Plans listed on Section 5.2(i)(i) of the Parent Disclosure Letter have been made available to the Company.

(ii) All Parent Benefit Plans are in compliance with ERISA, the Code and other applicable Laws, except such failures to comply as are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. Each Parent Benefit Plan which is subject to ERISA (a “Parent ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Parent Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Parent is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither Parent nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject Parent or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA, except for such taxes or penalties as are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA, except for such taxes or penalties as are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

(iii) No Parent Benefit Plan or any other single-employer plan of any entity which is or has ever been considered one employer with Parent under Section 4001 of ERISA or Section 414 of the Code (a “Parent ERISA Affiliate”), is subject to Title IV of ERISA. No Parent Benefit Plan is a Multiemployer Plan within the meaning of Section 3(37) of ERISA, and the Parent and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA.

(iv) All contributions required to be made under each Parent Benefit Plan, as of the date hereof, have been timely made in a reasonably timely manner and all material obligations in respect of each Parent Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports and Quarterly Financial Statements prior to the date hereof.

(v) As of the date hereof, there is no material pending or, to the Knowledge of the Parent threatened, litigation relating to the Parent Benefit Plans. Neither the Parent nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Parent ERISA Plan or collective bargaining agreement.

(vi) None of execution of this Agreement, shareholder approval of the issuance of Parent Common Shares pursuant to the Merger or the consummation of the transactions contemplated hereby will (w) entitle any Parent Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Parent Benefit Plans, (y) limit or restrict the right of the Parent or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Parent Benefit Plans or (z) result in payments under any of the Parent Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(j) Compliance with Laws. The businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity or Self-Regulatory Organization with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor, to the Knowledge of Parent, has any Governmental Entity or Self-Regulatory Organization indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. Parent and its Subsidiaries each has obtained and is in full compliance with all Licenses necessary to conduct its business as presently conducted, and has made all filings, applications and registrations with all Governmental Entities and Self-Regulatory Organizations that are necessary to conduct its business as presently conducted, except, in each case, those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All such Licenses are in full force and effect and, to Parent’s Knowledge, no suspension or cancellation of any of them is threatened or reasonably likely.

(k) Takeover Statutes. No Takeover Statute or any anti-takeover provision in Parent’s declaration of trust or bylaws restricts consummation of the Merger or the other transactions contemplated by this Agreement.

(l) Tax Matters. Neither Parent nor any of its Tax Affiliates has taken or agreed to take any action or failed to take any action, nor does Parent have any Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m) Taxes. Each of Parent, any of its Subsidiaries, and any affiliated, combined or unitary group of which Parent or any Subsidiary is or was a member (each, a “Parent Tax Affiliate” and, collectively, the “Parent Tax Affiliates”) (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such Tax Returns are true, correct and complete in all material respects (and copies of which have been provided or made available to the Company); (ii) has paid all material Taxes required to be paid or that Parent, any of its Subsidiaries, or any of its Tax Affiliates is obligated to withhold from amounts owing to any employee, creditor, shareholder or third party, except with respect to matters contested in good faith and that are reflected in the financial statements included in or incorporated by reference into the Parent Reports in accordance with GAAP; (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) has not engaged in any reportable or listed transactions, as defined under Section 6011 of the Code and the Treasury Regulations promulgated thereunder, or in any transaction of which it has made disclosure to any taxing authority to avoid the imposition of any penalties. There are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Company, any of its Subsidiaries, or any of its Parent Tax Affiliates. For the taxable year ended December 31, 1998 (the “Parent Initial REIT Year”) and for each taxable year ended or ending thereafter, Parent (i) has been organized and operated so as to qualify as a REIT within the meaning of Section 856 of the Code; (ii) has operated and intends to continue to operate, in such a manner as to permit it to qualify as a REIT through the Effective Time; and (iii) has not taken any action (or omitted to take any action) which would result or could reasonably be expected to result in a successful challenge by the IRS to Parent’s qualification as a REIT, and no such challenge is pending or, to the Knowledge of Parent, threatened. There are no liens for Taxes upon the assets of Parent, any Subsidiary or any Parent Tax Affiliate except for statutory liens for Taxes not yet due or payable. None of Parent, any Subsidiary or any Parent Tax Affiliate (a) has entered into any written and legally binding agreement with a Tax Authority relating to Taxes, (b) is a party to or is otherwise subject to any Tax allocation or sharing agreement, (c) has any liability for the Taxes of another person under law, by contract or otherwise, (d) has consented to (or has been requested to consent to) any extension of time for the assessment of any Tax, or (e) has been contacted by any Tax authority with regard to any claim that it is subject to Tax in any jurisdiction in which it does not currently file Tax Returns. Each direct or indirect Subsidiary of Parent which is a partnership, joint venture or limited liability company has at all times (A) been classified and treated for federal income tax purposes as a partnership or disregarded entity and not as a corporation or a “publicly traded partnership” within the meaning of Code Section 7704(b) that is treated as a corporation under Code Section 7704(a) and (B) not owned any assets (including, without limitation, securities) that would cause Parent to violate Code Section 856(c)(4). None of Parent, any Subsidiary or any Parent Tax Affiliate has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355. None of Parent, any Subsidiary nor any Parent Tax Affiliate has transferred any property in a transaction intended to qualify for tax deferred treatment under Code Section 1031 or 1033 in which the transferor has yet to acquire a replacement property. Parent does not have any earnings and profits attributable to it or any other corporation in any non-REIT year within the meaning of Code Section 857. To Parent’s Knowledge it is a “domestically controlled REIT” within the meaning of Code Section 897(h). Parent has not at any time been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)). None of Parent, any Subsidiary or any Parent Tax Affiliate has changed any method of accounting for Tax purposes that could reasonably be expected to materially change Parent’s taxable income for taxable periods ending after the Closing Date.

(n) Intellectual Property. (i)  To Parent’s Knowledge, Parent has sufficient rights to use all Intellectual Property used in its business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. To Parent’s Knowledge, Parent has not infringed or otherwise violated the Intellectual Property rights of any third party during the five (5) year period immediately preceding the date of this Agreement.

(ii) Any IT Assets used by Parent to conduct Parent’s business as currently conducted operate and perform in all material respects as required by Parent in connection with its business. To Parent’s Knowledge, no person has gained unauthorized access to the IT Assets. Parent has implemented reasonable backup and disaster recover technology consistent with industry practices.

(o) Parent Real Property.

(i) Section 5.2(o)(i) of the Parent Disclosure Letter lists the address and a description of the real property in which Parent or any Subsidiary of Parent holds a fee simple interest (“Parent Owned Facilities”) or as tenant which were leased to Parent or any Subsidiary of Parent (the “Parent Leased Facilities”) and, in each case, lists all Contracts with respect to Parent Leased Facilities comprising the lease relating thereto or otherwise governing or affecting the relationship between the lessor and lessee (each such Contract, a “Parent Real Estate Lease”). Parent has made available to the Company complete and accurate copies of each Parent Real Estate Lease. With respect to each such Parent Estate Lease:

(A) the Parent Real Estate Lease is a valid and binding obligation of Parent, and/or the applicable Subsidiary of Parent that is a party thereto, as the case may be, and, to the Knowledge of Parent, each other party to such Parent Real Estate Lease;

(B) none of Parent, any Subsidiary of Parent or, to the Knowledge of Parent, any other party to the Parent Real Estate Lease is in material breach or material default under any such Parent Real Estate Lease and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or material default of Parent or any Subsidiary of Parent or, to the Knowledge of Parent, any other party to the Parent Real Estate Lease or permit termination, modification or acceleration thereunder; and

(C) none of Parent or any Subsidiary of Parent has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold of the Parent Real Estate Lease.

(ii) Parent has good and marketable, fee simple title to all Parent Owned Facilities, free and clear of all Liens and no tenant or other party in possession of any of the Parent Owned Facilities has any right to purchase, or holds any right of first refusal to purchase, such facilities, except for such defects of title, Liens and rights to purchase or rights of first refusal as would not result, individually or in the aggregate, in a Parent Material Adverse Effect.

(p) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Parent or any of its Subsidiaries (the “Parent Insurance Policies”) are with reputable insurance carriers, provide adequate coverage in Parent’s reasonable judgment for all normal risks incident to the business of Parent and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to so maintain the Parent Insurance Policies that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect. Each Parent Insurance Policy is in full force and effect and all premiums due with respect to all Parent Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(q) Investment Company Act of 1940. None of the Parent nor any of its Subsidiaries has been or is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the 1940 Act, or an entity required to register as an “investment company” pursuant to the 1940 Act.

(r) Brokers and Finders. Neither Parent nor any of its officers, trustees or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Special Committee of the board of trustees of Parent has engaged UBS Securities LLC as its financial advisor, and Parent has disclosed its fee arrangements with UBS Securities LLC to the Company.

ARTICLE VI

Covenants

6.1. Interim Operations. (a) Each of the Company and Parent covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless the other party shall otherwise expressly approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities and Self-Regulatory Organizations, customers, suppliers, distributors, creditors, lessors, key employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. During the period from the date of this Agreement through the Effective Time, each of the Company and Parent shall take all actions necessary to qualify as a REIT. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as the other party may approve in writing or (C) as set forth in Section 6.1 of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, neither the Company nor Parent will, nor will it permit its Subsidiaries to:

(i) adopt or propose any change in its declaration of trust or bylaws or other applicable governing instruments;

(ii) merge or consolidate itself or any of its Subsidiaries with any other Person, except for any such transactions among its wholly owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) acquire any business or Person by merger or consolidation, purchase or lease assets, or by any other manner, in a single or series of related transactions or acquire assets outside the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $1 million in any single or series of related transactions;

(iv) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of beneficial interest or capital stock in itself or any of its Subsidiaries (other than the issuance of shares by its wholly-owned Subsidiary to it or another of its wholly-owned Subsidiaries and other than Parent Common Shares upon the exercise of Parent Options and Parent Phantom Shares outstanding on the date of this Agreement and in accordance with the existing terms thereof), or securities convertible or exchangeable into or exercisable for any such shares of beneficial interest or capital stock, or any options, warrants or other rights of any kind to acquire any such shares of beneficial interest or capital stock or such convertible or exchangeable securities, in all cases relating to its Subsidiaries outside the ordinary course of business;

(v) create or incur any Lien material to it or any of its Subsidiaries on any of its assets or any of its Subsidiaries outside the ordinary course of business in excess of $50 million;

(vi) make any loans, advances or capital contributions to or investments in any Person (other than between itself and any of its direct or indirect wholly-owned Subsidiaries) in excess of $100 million;

(vii) subject to Section 6.1(b) hereof, declare, set aside, make or pay any dividend or other distribution, payable in cash, shares of beneficial interest or capital stock, property or otherwise, with respect to any of its shares of beneficial interest or capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to it or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its shares of beneficial interest or capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its shares of beneficial interest or securities convertible or exchangeable into or exercisable for any of its shares of beneficial interest;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business (A) not to exceed $100 million, (B) in replacement of existing indebtedness for borrowed money, (C) guarantees incurred in compliance with this Section 6.1 by it of indebtedness of its wholly-owned Subsidiaries not to exceed $250 million or (D) interest rate swaps on customary commercial terms consistent with past practice and in compliance with its risk management policies in effect on the date of this Agreement and not to exceed $750 million of notional debt in the aggregate at any one time;

(x) make or authorize any capital expenditure in excess of $2 million in the aggregate during any 12-month period;

(xi) other than in the ordinary course of business, enter into any of the following (each, a “Material Contract”):

(A) any lease of real or personal property providing for annual rentals of $1 million or more;

(B) any Contract that is reasonably likely to require either (x) annual payments to or from it and its Subsidiaries of more than $1 million or (y) aggregate payments to or from it and its Subsidiaries of more than $5 million;

(C) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to it or any of its Subsidiaries or in which it owns more than a 15% voting or economic interest, or any interest valued at more than $5 million without regard to percentage voting or economic interest;

(D) any Contract required to be filed as an exhibit to the Company’s Form S-11 or the Parent’s Form 10-K, as applicable;

(E) any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which it or its Subsidiaries (or, with respect to the Company, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets or lines of business of it or its Subsidiaries or, with respect to the Company, after the Effective Time, Parent or its Subsidiaries, (III) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries or (IV) prohibits or limits its or any of its Subsidiaries’ rights to make, sell or distribute any products or services, or use, transfer, license, distribute or enforce any of their respective intellectual property rights;

(F) any Contract to which it or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which the party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(G) any Contract between it or any of its Subsidiaries and any trustee or officer of it or any Person beneficially owning five percent or more of its outstanding shares;

(H) any Contract providing for indemnification by it or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to it or any of its Subsidiaries and (y) entered into in the ordinary course of business;

(I) any Contract that contains a put, call or similar right pursuant to which it or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5 million; and

(J) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable;

(xii) make any changes with respect to accounting methods, policies or procedures, including any change in any method of accounting for Tax purposes, except as required by GAAP or applicable Laws;

(xiii) settle any litigation or other similar proceedings before a Governmental Entity or Self-Regulatory Organization or otherwise for an amount in excess of $3 million or any obligation or liability of it in excess of such amount or that would impose any material restriction on its business or create precedents for claims that are reasonably likely to have a material adverse effect on it and its Subsidiaries, taken as a whole;

(xiv) other than in the ordinary course of business, amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by it or any of its Subsidiaries;

(xv) make any material Tax election unless such election is (i) required by Law, (ii) necessary to preserve its (A) qualification as a REIT or (B) status of any of its Subsidiaries as a partnership for federal income tax purposes, or as a qualified REIT subsidiary within the meaning of Section 856(i) of the Code, or as a taxable REIT subsidiary within the meaning of Section 856(l) of the Code, as the case may be or (iii) consistent with elections historically made by it;

(xvi) take any action, or fail to take any action, which can reasonably be expected to cause (i) it to fail to qualify as a REIT, or (ii) any of its Subsidiaries to cease to be treated as a partnership for federal income tax purposes, as a qualified REIT subsidiary within the meaning of Section 856(i) of the Code, or as a taxable REIT subsidiary within the meaning of Section 856(l) of the Code, as the case may be;

(xvii) other than in the ordinary course of business, and with respect to Contracts in effect as of the date of this Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, product lines or businesses or of its Subsidiaries, including shares of beneficial interest or capital stock in any of its Subsidiaries;

(xviii) except as required pursuant to Contracts in effect as of the date of this Agreement or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any of its trustee, officer or employee or of any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its trustee, officer or employee or of any of its Subsidiaries, (iii) establish, adopt, amend or terminate any of its benefit plans or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of its benefit plans, to the extent not already provided in any such benefit plans, (v) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive any loans to any of its or of any of its Subsidiaries’ trustees, officers or employees;

(xix) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(xx) agree, authorize or commit to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, Parent may declare and pay regular quarterly dividends to holders of Parent Common Shares in accordance with its regular dividend payment schedule, which dividend for the second quarter of 2006 shall not exceed $0.64 per share and which dividend for the third quarter of 2006 shall not exceed $0.65 per share. All such dividends shall meet the requirements of Code Section 561. If the Closing shall not have occurred prior to the record date of Parent’s third quarter dividend, the Company may declare and pay a quarterly dividend of not more than $0.35, such dividend to be payable to holders of record on the same record date as Parent’s third quarter dividend. Neither party shall declare a fourth quarter dividend until after either the Closing or the termination of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, Parent may declare and pay regular quarterly dividends to the holders of the Parent Preferred Shares.

(d) Prior to making any written or oral communications to any of its or of any of its Subsidiaries’ trustees, officers or employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, each party shall provide the other party with a copy of the intended communication. The other party shall have a reasonable period of time to review and comment on the communication, and the parties hereto shall cooperate in providing any such mutually agreeable communication.

(e) Neither Parent nor any Affiliate of Parent shall purchase or otherwise acquire any beneficial interest or other security of the Company other than pursuant to this Agreement at the Effective Time.

(f) As promptly as practicable following the date hereof, Parent shall file with the Department the Merger Sub Articles Supplementary and the Company shall file with the Department the Company Articles Supplementary. At least 15 days prior to the Effective Time, Merger Sub shall issue (i) 120 shares of Merger Sub Preferred Stock to 120 separate persons and (ii) 600 shares of Merger Sub Preferred Stock to Parent, in each case, at a price equal to $1,000 per share.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company and the Parent each agree that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers, trustees and employees of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ investment bankers, attorneys, accountants, agents and other advisors or representatives (such trustees, officers, employees, investment bankers, attorneys, accountants, agents and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained with respect to the Company, or the Requisite Parent Vote is obtained with respect to Parent, the Company and Parent, as applicable, may (A) provide information in response to a request therefor by a Person who has made a written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company or the Parent, as applicable, if the Company or the Parent, as applicable, receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to such Person than those contained in the Confidentiality Agreements (as defined in Section 9.7) (it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal) and promptly discloses any such information to Parent or the Company, as applicable, to the extent not previously provided to Parent or the Company, as applicable; (B) engage or participate in any discussions or negotiations with any Person who has made such a written Acquisition Proposal; and (C) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A) or (B)  above, the board of trustees of the Company or the Parent, as applicable, determines in good faith after consultation with outside legal counsel that taking such action does not contravene with the board of trustees’ statutory obligations, and (y) in each such case referred to in clause (A) or (B) above, the board of trustees of the Company or the Parent, as applicable, has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the board of trustees of the Company or Parent, as applicable, determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any unsolicited bona fide proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or Parent, as the case may be, or any of its Subsidiaries and (ii) any unsolicited bona fide proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the total voting power or of any class of equity securities of the Company or Parent, as the case may be, or those of any of its Subsidiaries, or 20% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company or Parent, as the case may be, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving more than 50% of the total assets (including equity securities of Subsidiaries) or total voting power of the equity securities of the Company or Parent, as the case may be, that its board of trustees has determined in its good faith judgment is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and that, if consummated, would result in a transaction more favorable to the Company’s or Parent’s shareholders, as the case may be, from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement).

(c) No Change in Recommendation or Alternative Acquisition Agreement. The board of trustees of the Company or Parent and any committee thereof, if applicable, shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or the Company, as the case may be, the Company Recommendation or the Parent Recommendation, as the case may be; or

(ii) except as expressly permitted by, and after compliance with, Section 8.3(a) or 8.4(a) hereof, as applicable, cause or permit the Company or the Parent, as the case may be, to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, in the case of the Company, or the Requisite Parent Vote is obtained, in the case of Parent, the board of trustees of the Company or Parent, as the case may be, may withhold, withdraw or modify the Company Recommendation or the Parent Recommendation, as the case may be, or approve, recommend or otherwise declare advisable any Superior Proposal made after the date hereof that was not solicited, initiated, knowingly encouraged or facilitated in breach of this Agreement, if the board of trustees of the Company or Parent, as the case may be, is taking the action permitted under clause (C) in the last paragraph of Section 6.2(a), as permitted by the terms of that paragraph (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least three (3) business days following Parent’s or the Company’s, as the case may be, receipt of notice from the Company or Parent, as the case may be, advising that management of the Company or Parent, as the case may be, currently intends to recommend to its board of trustees that it take such action and the basis therefor, including all necessary information under Section 6.2(f). In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company or Parent board of trustees shall take into account any changes to the terms of this Agreement proposed by Parent or the Company, and any other information provided by Parent or the Company, in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or Parent from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal provided, however, that if such disclosure has the substantive effect of withdrawing or adversely modifying the Company Recommendation or the Parent Recommendation, as the case may be, Parent or the Company shall have the right to terminate this Agreement as set forth in Section 8.3(b) or 8.4(b) as the case may be.

(e) Existing Discussions. The Company and Parent each agree that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company and Parent each agree that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreements. The Company and Parent each agree that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries (or any other similar business combination) to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(f) Notice. The Company and Parent each agree that it will promptly (and, in any event, within 24 hours) notify Parent or the Company, as applicable, if any Acquisition Proposal is received by it or any of its Representatives, indicating, in connection with such notice, the material terms and conditions of such Acquisition Proposal (including the identity of the Person or Persons making such proposal and, if applicable, providing copies of any written materials with respect thereto) and thereafter shall keep Parent or the Company, as applicable, informed, on a current basis, of the status and terms of any such proposal (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s or Parent’s, as applicable, intentions as previously notified.

6.3. Prospectus/Proxy Statement; S-4 Registration Statement; Information Supplied. (a) The Company and Parent shall prepare the Prospectus/Proxy Statement (as defined below), and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 in connection with the issuance of Parent Common Shares in the Merger (including the joint proxy statement and prospectus (the “Prospectus/Proxy Statement”) constituting a part thereof) (the “S-4 Registration Statement”) in each case as promptly as practicable following the date of this Agreement. The Company and Parent shall use their reasonable best efforts to have the Prospectus/Proxy Statement cleared by the SEC, and Parent shall use its reasonable best efforts to have the S-4 Registration Statement declared effective by the SEC, in each case as promptly as practicable after such filing, and promptly thereafter Parent and the Company shall mail the Prospectus/Proxy Statement to the respective shareholders of each of Parent and the Company. Parent shall also use its reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

(b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the meetings of shareholders of the Company and Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

6.4. Shareholders Meetings. The Company will take, in accordance with applicable Law and its Declaration of Trust and Bylaws, all action necessary to convene a meeting of holders of Common Shares (the “Company Shareholders Meeting”) as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of the Merger and to cause such vote to be taken. Parent will take, in accordance with applicable Law and its declaration of trust and bylaws, all action necessary to convene a meeting of Parent Common Shares (the “Parent Shareholders Meeting”) as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of the issuance of Parent Common Shares in the Merger and to cause such vote to be taken. Subject to Section 6.2 hereof, each of the Company Recommendation and the Parent Recommendation shall be included in the Prospectus/Proxy Statement and each of the Company’s board of trustees and Parent’s board of trustees shall otherwise recommend such approval and shall take all lawful action to solicit such approval. The Company and Parent shall use their reasonable best efforts to hold the Company Shareholders Meeting and the Parent Shareholders Meeting on the same date.

6.5. Filings; Other Actions; Notification. (a) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, trustees, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity or Self-Regulatory Organization in connection with the Merger and the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity or Self-Regulatory Organization in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Law relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity or Self-Regulatory Organization in connection with the Merger and the other transactions contemplated by this Agreement (including the Prospectus/Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Subject to applicable Law, the Company and Parent each shall (i) keep the other apprised of the status of matters relating to completion of the transactions contemplated, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity or Self-Regulatory Organization with respect to such transactions and (ii) provide each other, if reasonable under the circumstances, with an opportunity to review and comment on any written communication (and participate in any meetings) with any such third party and/or any Governmental Entity or Self-Regulatory Organization. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively, or of any failure to the other party’s conditions to effect the Merger.

(d) The Company and Parent each shall use its commercially reasonable efforts to cause to be delivered to the other party and its trustees a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date and addressed to the other party and its trustees, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

6.6. Taxation. Neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that could reasonably disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.7. Access. Subject to applicable Law, upon reasonable notice, the Company and Parent shall (and shall cause its Subsidiaries to) afford the other and the other’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made herein, and provided, further, that the foregoing shall not require the Company or Parent (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such party shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of such party or any of its Subsidiaries. All requests for information made pursuant to this Section 6.7 shall be directed to a senior officer of, or other Person designated by, such party. All such information shall be governed by the terms of the Confidentiality Agreements.

6.8. Affiliates. Prior to the date of the Company Shareholders Meeting, the Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Company Shareholders Meeting, “affiliates” of the Company within the meaning of Rule 145 under the Securities Act. There shall be added to such list the names and addresses of any other Person subsequently and reasonably identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be on the final list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Company Shareholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the date of the Company Shareholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit D (the “Affiliates Letter”).

6.9. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on the NYSE (subject to official notice of issuance) prior to the Closing Date.

6.10. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity or Self-Regulatory Organization (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity or Self-Regulatory Organization.

6.11. Employee Benefits. At the Effective Time, the employees of the Company and its Subsidiaries immediately shall be eligible to participate, without any waiting time, in any and all employee benefit plans of Parent to the extent coverage under such plan replaces coverage under a similar or comparable employee benefit plan, program, policy or arrangement in which such employees participated immediately before the Effective Time. For purposes of each plan providing welfare benefits, Parent shall cause all pre-existing condition exclusions of such plan to be waived for employees of the Company and its Subsidiaries and their covered dependents to the extent such pre-existing condition exclusions were inapplicable to or had been satisfied by such employee and their covered dependants immediately prior to the Effective Time under the relevant Company Benefit Plan. Parent shall cause the Surviving Entity and any successor thereto to give full credit for deductibles satisfied under the Company’s and its Subsidiaries’ benefit plans with respect to the current plan year toward any deductibles for the remainder of the plan year during which the Closing occurs. As of the Effective Time, and for 12 months thereafter, Parent shall, or shall cause one or more of its Subsidiaries to, provide the employees (other than employees with employment contracts) of the Company and its Subsidiaries with salary, cash bonuses (excluding signing bonuses, relocation bonuses, special bonuses to pay taxes and other one-time bonuses) and other benefits that are at least as favorable as are provided to such employees immediately prior to the date hereof and in connection therewith may assume the Company’s benefit plans or permit employees to participate in Parent’s benefit plans. Without limiting the foregoing, after such 12-month period employees of the Company or its Subsidiaries shall be provided compensation and benefits that are at least as favorable as other similarly situated employees of Parent and any of its Subsidiaries. Nothing in this Agreement, including this Section 6.11, shall (x) reduce or otherwise adversely affect the rights of employees of the Company or its Subsidiaries under employment agreements in effect as of the Effective Time, (y) constitute a contract for employment of any Person or (z) alter the “at will” nature of any current employee of the Company or any of its Subsidiaries that is employed “at will.”

6.12. Expenses. The Surviving Entity shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Entity for such charges and expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

6.13. Indemnification; Trustees’ and Officers’ Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Entity agrees that it will (i) indemnify and hold harmless, to the extent the Company is obligated to indemnify and hold harmless such Persons as of the date of this Agreement (and Parent and the Surviving Entity shall also advance expenses as incurred to the extent the Company is obligated to advance such expenses as of the date of this Agreement, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former trustee and officer of the Company and any of its Subsidiaries (in each case, when acting in such capacity) determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, settlements, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement and (ii) include and cause to be maintained in effect in the Surviving Entity’s (or any successor’s) constitutional documents after the Effective Time provisions regarding the elimination of liability of directors or trustees, as the case may be, and officers and the indemnification of the Indemnified Parties that are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current declaration of trust and bylaws of the Company.

(b) Prior to the Effective Time, the Company shall and if the Company is unable to, Parent shall cause the Surviving Entity as of the Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of six years from and after the Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carriers with respect to trustees’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, continue to maintain in effect for a period of six years from and after the Effective Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Entity shall, and Parent shall cause the Surviving Entity to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, provided, however, that in no event shall Parent or the Surviving Entity be required to expend for such policies an annual premium amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Entity shall assume all of the obligations set forth in this Section 6.13.

(d) The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.13 shall be in addition to any rights such Indemnified Parties may have under the Charter or Bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.14. Election to Parent’s Board of Trustees; Officers. Parent shall exercise its best efforts subject to its obligations under applicable law so that upon the Effective Time, (i) Betsy Z. Cohen is elected as Chairman of the Board of Trustees of Parent and Daniel G. Cohen is appointed as Chief Executive Officer of Parent and (ii) Parent’s board of trustees shall be composed of five individuals (including Mrs. Cohen) designated by Parent and four individuals designated by the Company (including Mr. Cohen).

6.15. Other Actions by the Company and Parent.

(a) Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective boards of trustees shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. The board of trustees of each of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of Common Shares into the Parent Common Shares and (ii) the acquisition of Parent Common Shares pursuant to the terms of this Agreement by officers and trustees of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or trustee of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.

(c) Waiver of Ownership and Transfer Restrictions. The board of trustees of each of the Company and Parent, as applicable, shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to exempt from the restrictions on ownership and transfer in the Company’s or Parent’s declaration of trust, as applicable, (i) the acquisition of Common Shares by Parent in the Merger and (ii) the conversion of Common Shares into Parent Common Shares for any Company shareholder whose ownership of Parent Common Shares issued in connection with the Merger might otherwise have exceeded such ownership limit; provided, however, that the board of trustees of Parent (A) need not exempt any Company shareholder from the restrictions on ownership and transfer in Parent’s declaration of trust if such exemption would cause Parent to fail to qualify as a REIT after the Effective Time, and (B) shall be entitled to request the delivery of and rely upon customary representations by any such Company shareholders.

6.16. NASD Filing. At least 30 days prior to the Effective Time, the Company shall cause Taberna Securities LLC to file an application for approval of a change in ownership or control pursuant to Rule 1017 of the National Association of Securities Dealers, Inc.

6.17. Shareholder Litigation. Each of Parent and the Company shall give the other a reasonable opportunity to consult in the defense of any shareholder litigation against Parent or the Company, as applicable, or its trustees relating to the transactions contemplated by this Agreement.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. Each of the Requisite Company Vote and the Requisite Parent Vote shall have been obtained.

(b) NYSE Listing. The shares of Parent Common Shares issuable to the Company shareholders pursuant to this Agreement shall have been authorized for listing on the NYSE subject to official notice of issuance.

(c) Regulatory Consents. Other than the filing of the Articles of Merger, all consents and approvals of, and filings with and notices to, any Governmental Entity or Self-Regulatory Organization required in connection with the Merger shall have been made or obtained (as the case may be).

(d) Litigation. No court or other Governmental Entity or Self-Regulatory Organization of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

(e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

(f) Blue Sky Approvals. Parent shall have received all state securities and “blue sky” permits and approvals necessary to consummate the transactions contemplated hereby.

(g) Issuance of Preferred Stock. The Merger Sub Articles Supplementary shall have been filed with and accepted for record by the Department and become effective and Merger Sub shall have issued the Merger Sub Preferred Stock described in Section 6.1(f).

(h) Company Articles Supplementary. The Company Articles Supplementary shall have been filed with and accepted for record by the Department and become effective.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i)  The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Sections 5.1(c) (“Authority, Approval and Opinion of Financial Advisor”) and 5.1(j) (“Takeover Statutes”) hereof, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval is identified in Section 7.2(c) of the Company Disclosure Letter as being required.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect or circumstance that has had, or is reasonably likely to have, a Company Material Adverse Effect.

(e) Tax Opinion. Parent shall have received the opinion of Sullivan & Cromwell LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be treated as parties to such reorganization within the meaning of Section 368(b) of the Code (except that the opinion shall not address the status of Merger Sub as a party to the reorganization to the extent that counsel cannot conclude that the Merger satisfies the requirements of Section 368(a)(2)(E) of the Code and the corresponding Treasury Regulations). For purposes of the foregoing opinion, counsel shall be entitled to rely on representations of Parent, Merger Sub and the Company.

(f) Accountant Letter. Parent shall have received, in form and substance reasonably satisfactory to Parent, from Ernst & Young LLP the Company’s “comfort” letter described in Section 6.5(d).

(g) REIT Opinion. Parent shall have received an opinion of Clifford Chance US LLP, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 2005, the Company has been organized and operated with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code. For purposes of the foregoing opinion, counsel shall be entitled to rely on representations of the Company.

(h) Resignation Letters. Parent shall have received resignation letters, effective as of the Effective Time, from those present trustees of the Company that are named by the Parent no less than three business days prior to the Effective Time.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by reference to Parent Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not qualified by reference to Parent Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub (other than Sections 5.2(d), (“Authority, Approval and Opinion of Financial Advisor”) and 5.2(k) (“Takeover Statutes”) hereof, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; and (iii) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub the Chief Executive Officer of Parent to the effect that such Chief Executive Officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent to such effect.

(c) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person whose consent or approval is identified under Section 7.3(c) with Parent Disclosure Letter as being required.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect or circumstances that has had, or is reasonably likely to have, a Parent Material Adverse Effect.

(e) Tax Opinion. The Company shall have received the opinion of Clifford Chance US LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be treated as parties to such reorganization within the meaning of Section 368(b) of the Code (except that the opinion shall not address the status of Merger Sub as a party to the reorganization to the extent that counsel cannot conclude that the Merger satisfies the requirements of Section 368(a)(2)(E) of the Code and the corresponding Treasury Regulations). For purposes of the foregoing opinion, counsel shall be entitled to rely on representations of Parent, Merger Sub and the Company.

(f) Accountant Letter. The Company shall have received, in form and substance reasonably satisfactory to the Company, from Grant Thornton Parent’s “comfort” letter described in Section 6.5(d).

(g) REIT Opinion. The Company shall have received an opinion of Ledgewood, a professional corporation, dated as of the Closing Date to the effect that, commencing with its taxable year ended December 31, 1998, Parent has been organized and operated with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code. For purposes of the foregoing opinion, counsel shall be entitled to rely on representations of Parent and the Company.

(h) Parent Board Composition. Parent’s board of trustees shall be constituted, and the Chairperson and CEO shall have been approved, each as described in Section 6.14.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company and Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of trustees of either Parent or the Company if (i) the Merger shall not have been consummated by December 15, 2006, whether such date is before or after the date of approval by the shareholders of the Company or Parent (the “Termination Date”), (ii) the Requisite Company Vote shall not have been obtained at the Company Shareholders Meeting or at any adjournment or postponement thereof, (iii) the Requisite Parent Vote shall not have been obtained at the Parent Shareholders Meeting or at any adjournment or postponement thereof, or (iv) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of the Company or Parent); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by action of the board of trustees of the Company:

(a) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the board of trustees of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within three business days of receipt of the Company’s written notification of its intention to enter into such agreement, an offer that the board of trustees of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal, and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5 in accordance with such Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notice to Parent required thereby, (y) to notify Parent promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification and (z) during such four-day period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any; or

(b) if (i)(A) the board of trustees of Parent shall have made a Change of Recommendation, (B) Parent shall have failed to take a vote of shareholders on the issuance of Parent Common Shares prior to the Termination Date or (C) Parent board of trustees shall have failed to reaffirm the Parent Recommendation within five (5) business days following receipt of an Acquisition Proposal and thereafter failed to reaffirm the Parent Recommendation within five (5) business days after receipt of any written request to do so from the Company, or (D) a tender offer or exchange offer for outstanding Parent Common Shares shall have been publicly disclosed and the Parent board of trustees recommends that the shareholders of Parent tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, the Parent board of trustees fails to recommend against acceptance of such offer or (ii) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by action of the board of trustees of Parent:

(a) at any time prior to the time the Requisite Parent Vote is obtained, if (i) Parent is not in material breach of any of the terms of this Agreement, (ii) the board of trustees of Parent authorizes Parent, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and Parent notifies the Company in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) the Company does not make, within three business days of receipt of the Parent’s written notification of its intention to enter into such agreement, an offer that the board of trustees of Parent determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of Parent as the Superior Proposal, and (iv) Parent prior to such termination pays to the Company in immediately available funds any fees required to be paid pursuant to Section 8.5 in accordance with such Section 8.5. Parent agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notice to the Company required thereby, (y) to notify the Company promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification and (z) during such four-day period, to negotiate in good faith with the Company with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by the Company in response to a Superior Proposal, if any; or

(b) if (i) (A) the board of trustees of the Company shall have made a Change of Recommendation, (B) the Company shall have failed to take a vote of shareholders on the Merger prior to the Termination Date or (C) the Company board of trustees shall have failed to reaffirm the Company Recommendation within five (5) business days following receipt by the Company of an Acquisition Proposal and thereafter failed to reaffirm the Company Recommendation within five (5) business days after receipt of any written request to do so from Parent, or (D) a tender offer or exchange offer for outstanding Common Shares shall have been publicly disclosed and the Company board of trustees recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, the Company board of trustees fails to recommend against acceptance of such offer, or (ii) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.

8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise specified herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from the willful material breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive termination of this Agreement.

(b) In the event that (i) an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (x) thirty (30) business days prior to, with respect to any termination pursuant to Section 8.2(i)(Outside Date), the date of termination, and (y) at least ten (10) business days prior to, with respect to termination pursuant to Section 8.2(ii) (Company No Vote), the date of the Company Shareholders Meeting) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(i) (Outside Date) or Section 8.2(ii) (Company No Vote), (ii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (Company takes Superior Proposal) or (iii) this Agreement is terminated by Parent pursuant to Section 8.4(b)(i) (Company Change of Recommendation; no Company meeting by outside date; Company fails to reaffirm; Company recommends tender), other than as a result of the occurrence of a Parent Material Adverse Effect, then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $18,000,000 (the “Company Termination Fee”); provided, however, that the Company Termination Fee to be paid pursuant to clause (iv) of Section 8.3(a) (Company takes Superior Proposal) shall be paid as set forth in such section; and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the out-of-pocket expense, including those of the Exchange Agent, reasonably incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5 million; provided, further, that no Company Termination Fee shall be payable to Parent pursuant to clause (i) or (iii) of this paragraph (b) and no reimbursement of expenses pursuant to clause (i) of this paragraph (b) shall occur unless and until within 12 months after such termination the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (which is a definitive agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company’s shareholders or otherwise not publicly opposed, an Acquisition Proposal made by the Person who made the Acquisition Proposal in clause (i) above, or any affiliate of, or Person acting in concert with, such Person (substituting “50%” for “20%” in the definition thereof). The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.5(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

(c) In the event that (i) an Acquisition Proposal shall have been made to Parent or any of its Subsidiaries or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Parent or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (x) thirty (30) business days prior to, with respect to any termination pursuant to Section 8.2(i) (Outside Date), the date of termination, and (y) at least ten (10) business days prior to, with respect to termination pursuant to Section 8.2(iii) (Parent No Vote), the date of the Parent Shareholders Meeting) and thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 8.2(i) (Outside Date), or 8.2(iii) (Parent No Vote), (ii) this Agreement is terminated by Parent pursuant to Section 8.4(a) (Parent takes Superior Proposal) or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(b)(i) (Parent Change of Recommendation; no Parent meeting by outside date; Parent fails to reaffirm; Parent recommends tender), other than as a result of the occurrence of a Company Material Adverse Effect, then Parent shall promptly, but in no event later than two days after the date of such termination pay the Company a termination fee of $18,000,000 (the “Parent Termination Fee”); provided, however, that the Parent Termination Fee to be paid pursuant to clause (iv) of Section 8.4(a) (Parent takes Superior Proposal) shall be paid as set forth in such section; and shall promptly, but in no event later than two days after being notified of such by the Company, pay all of the out-of-pocket expenses reasonably incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $5 million; provided, further, that no Parent Termination Fee shall be payable to the Company pursuant to clause (i) or (iii) of this paragraph (c) and no reimbursement of expenses pursuant to clause (i) of this paragraph (c) shall occur unless and until within 12 months after such termination Parent or any of its Subsidiaries shall have entered into an Alternate Acquisition Agreement (which is a definitive agreement) with respect to, or shall have consummated or shall have approved or recommended to Parent’s shareholders or otherwise not publicly opposed, an Acquisition Proposal made by the Person who made the Acquisition Proposal in clause (i) above, or any affiliate of, or Person acting in concert with, such Person (substituting “50%” for “20%” in the definition thereof). Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the fee set forth in this Section 8.5(c) or any portion of such fee, Parent shall pay to the Company its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

(d) For purposes of this Section 8.5, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” if, within twelve (12) months of such termination, Parent or the Company, as applicable, or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Parent’s or the Company’s shareholders, as applicable, or otherwise not opposed, an Acquisition Proposal.

(e) (i) Notwithstanding any other provision in this Agreement, neither the Company Termination Fee nor the Parent Termination Fee shall exceed the sum of (A) the amount that it is determined should not be gross income to Parent or the Company, as applicable for purposes of the requirements of Sections 856(c)(2) and (3) of the Code, with such determination to be set forth in an opinion of outside tax counsel selected by Parent or the Company, as applicable (the “Counsel’s Gross Income Opinion”) plus (B) such additional amount that it is estimated can be paid to Parent or the Company, as applicable in such taxable year without creating a risk that the payment would cause Parent or the Company, as applicable to fail to meet the requirements of Section 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute income described in Section 856(c)(2) and 856(c)(3) of the Code (“Qualifying Income”), which determination shall be made by independent tax accountants to Parent or the Company, as applicable plus (C) in the event Parent or the Company, as applicable receives a letter from outside tax counsel to Parent or the Company, as applicable (“Counsel’s Ruling Letter”) indicating that Parent or the Company, as applicable has received a ruling from the Internal Revenue Service holding that Parent’s receipt of the Company Termination Fee or the Company’s receipt of the Parent Termination Fee, as applicable either would constitute Qualifying Income or would be excluded from gross income of Parent or the Company, as applicable for purposes of Sections 856(c)(2) and (3) of the Code (the “Specified REIT Requirements”), the entire Parent Termination Fee or Company Termination Fee, as applicable less the amounts contemplated by clauses (A) and (B) above. The obligation of the Company or Parent, as applicable to pay any unpaid portion of the Company Termination Fee or Parent Termination Fee, as applicable that remains unpaid solely by reason of this Section 8.5(e) shall terminate five years from the date such payment otherwise would have been made but for this Section 8.5(e).

(ii) The Company or Parent, as applicable, shall place the full amount of the unpaid amount of the Parent Termination Fee or the Company Termination Fee, as applicable in a mutually agreed escrow account upon mutually acceptable terms which shall provide that any portion thereof shall not be released to Parent or the Company, as applicable, unless and until the Company or Parent, as applicable, receives any of the following: (A) a letter from Parent’s or the Company’s, as applicable, independent tax accountants indicating the amount that is estimated can be paid at the time to Parent or the Company, as applicable, without creating a risk that the payment would cause Parent or the Company, as applicable, to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants, (B) Counsel’s Ruling Letter or (C) an opinion of outside tax counsel selected by Parent or the Company, as applicable, to the effect that, based upon a change in Law or interpretation after the date on which payment was first deferred hereunder, receipt of the Parent Termination Fee or the Company Termination Fee, as applicable, either would be excluded from gross income of Parent or the Company, as applicable, for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in any of which events the Company or Parent, as applicable, shall pay to Parent or the Company, as applicable, the lesser of the unpaid amounts of the Parent Termination Fee due under this Agreement (determined without regard to this Section 8.5(e)) or the maximum amount stated in the letter referred to in clause (A) above). At the end of the five-year period referred to above in Section 8.5(e)(i) with respect to any amount placed in such escrow, if none of the events referred to in clauses (A), (B) or (C) of the preceding sentences shall have occurred, such amount shall be released from such escrow to be used as determined by the Company in its sole and absolute discretion.

(f) Notwithstanding anything to the contrary contained herein, any termination fee payable by any party pursuant to this Section 8.5 shall be reduced by any expense reimbursement payments paid by such party pursuant to this Section 8.5.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the covenants and other agreements of the Company, Parent and Merger Sub contained in Article III, Article IV, Sections 6.6 (Taxation), 6.9 (Stock Exchange Listing), 6.11 (Employee Benefits), 6.12 (Expenses), 6.13 (Indemnification; Trustees’ and Officers’ Insurance) and 6.14 (Election to Parent’s Board of Trustees) shall survive the consummation of the Merger. This Article IX, the covenants and other agreements of the Company, Parent and Merger Sub contained in Section 6.12 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality and Standstill Agreements (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of trustees of the respective parties.

9.3. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Maryland and the Federal courts of the United States of America located in the State of Maryland solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Maryland State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Parent or Merger Sub

RAIT Investment Trust,

1818 Market Street, 28th floor,

Philadelphia, Pennsylvania 19103.

Attention: Betsy Cohen

fax: (215) 861-7920

with a copy (which shall not constitute notice) to

H. Rodgin Cohen or Janet Geldzahler

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

fax: (212) 558-3588

if to the Company

Taberna Realty Finance Trust,

Cira Center,

2929 Arch Street, 17th floor

Philadelphia, Pennsylvania 19104.

Attention: Raphael Licht

fax: (215) 701-8280

with copies (which shall not constitute notice) to

Barry M. Abelson or Michael H. Friedman

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, PA 19130

fax: (215) 981-4750

and

Brian Hoffmann and Kathleen Werner

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

fax: (212) 878-8375

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, each of the Confidentiality Agreements, dated May 11, 2006, between Parent and the Company (the “Confidentiality Agreements”) and each of the Standstill Agreements, dated May 17, 2006 between Parent and the Company (the “Standstill Agreements”), constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8. No Third-Party Beneficiaries. Except as provided in Section 6.13 (Indemnification; Trustees’ and Officers’ Insurance), Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 6.13 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such Taxes.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13. Interpretation; Construction. (a)  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(g) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(h) “Reasonable best efforts” or similar terms shall not require the waiver of any rights under this Agreement.

(i) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.”

9.14. Assignment; Binding Effect. This Agreement shall not be assignable by any party hereto by operation of law or otherwise without the prior written consent of the parties hereto; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a constituent corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void. Subject to the foregoing, this Agreement is binding upon and inures to the benefit of the parties to this Agreement and to their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

TABERNA REALTY FINANCE TRUST
By	/s/ Daniel G. Cohen

	Name:	Daniel G. Cohen

	Title:	Chief Executive Officer

RAIT INVESTMENT TRUST

By	/s/ Betsy Z. Cohen

	Name:	Betsy Z. Cohen

	Title:	Chief Executive Officer

RT SUB INC.

By	/s/ Betsy Z. Cohen

	Name:	Betsy Z. Cohen

	Title:	Chief Executive Officer

DEFINED TERMS

Terms	Section

1940 Act	5.1	(p)
2005 Plan	5.1	(b)(i)
Acquisition Proposal	6.2	(b)
affiliates	6.8
Affiliates Letter	6.8
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Amendment No. 1	5.1	(e)
Applicable Date	5.2	(f)(i)
Articles of Merger	1.3
Bankruptcy and Equity Exception	5.1	(c)(i)
business day	.1.2
Bylaws	2.2
Certificate	4.1	(a)
Change of Recommendation	6.2(c)(ii)
Closing	1.2
Closing Date	1.2
Code	Recitals
Common Shares	4.1	(a)
Company	Preamble
Company Articles Supplementary	4.1	(c)
Company Benefit Plans	5.1	(h)(i)
Company Disclosure Letter	5.1
Company Employees	5.1	(h)(i)
Company ERISA Affiliate	5.1(h)(iii)
Company ERISA Plan	5.1(h)(ii)
Company Insurance Policies	5.1	(o)
Company Leased Facilities	5.1(n)(ii)
Company Material Adverse Effect	5.1(a)(ii)
Company Pension Plan	5.1(h)(ii)
Company Real Estate Lease	5.1(n)(ii)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1	(e)(i)
Company Shareholders Meeting	6.4
Company Termination Fee	8.5	(b)
Confidentiality Agreements	9.7
Contract	5.1(d)(ii)
Costs	6.13	(a)
Counsel’s Gross Income Opinion	8.5	(e)(i)
Counsel’s Ruling Letter	8.5	(e)(i)
Declaration of Trust	2.1
Department	1.3
D&O Insurance	6.13	(b)
Effective Time	1.3
ERISA	5.1	(h)(i)
Exchange Act	5.1(d)(iv)
Exchange Agent	4.2	(a)
Exchange Fund	4.2	(a)
Exchange Ratio	4.1	(a)
Excluded Shares	4.1	(a)
GAAP	5.1(e)(ii)
Governmental Entity	5.1	(d)(i)
HSR Act	5.1(b)(ii)
Indemnified Parties	6.13	(a)
Initial REIT Year	5.1	(l)
Intellectual Property	5.1(m)(iii)
IRS	5.1(h)(ii)
IT Assets	5.1(m)(iii)
Knowledge	5.1(g)(iii)
Laws	5.1(i)(ii)
Licenses	5.1(i)(ii)
Lien	5.1	(b)(i)
Material Contract	6.1(a)(xi)
Merger	Recitals
Merger Consideration	4.1	(a)
Merger Sub	Preamble
Merger Sub Articles Supplementary	5.2	(b)
Merger Sub Preferred Stock	5.2	(b)
MGCL	1.1
Objecting Shareholders	4.1	(a)
Order	7.1	(d)
Parent	Preamble
Parent Benefit Plans	5.2	(i)(i)
Parent Common Shares	4.2	(a)
Parent Disclosure Letter	5.2
Parent Employees	5.2	(i)(i)
Parent ERISA Affiliate	5.2(i)(ii)
Parent ERISA Plan	5.2(i)(ii)
Parent Initial REIT Year	5.2	(m)
Parent Insurance Policies	5.2	(p)
Parent Leased Facilities	5.2	(o)(i)
Parent Material Adverse Effect	5.2	(a)
Parent Options	5.2	(c)(i)
Parent Owned Facilities	5.2	(o)(i)
Parent Pension Plan	5.2(i)(ii)
Parent Phantom Shares	5.2	(c)(i)
Parent Preferred Shares	5.2	(c)
Parent Real Estate Lease	5.2	(o)(i)
Parent Recommendation	5.2(d)(ii)
Parent Reports	5.2	(f)(i)
Parent Shareholders Meeting	6.4
Parent Tax Affiliate	5.2	(m)
Parent Termination Fee	8.5	(c)
Person	4.2	(f)
Preferred Shares	5.1	(b)(i)
Private Placement Memoranda	5.1	(r)
Prospectus/Proxy Statement	6.3	(a)
Qualifying Income	8.5	(e)(i)
Quarterly Financial Statements	5.1(e)(ii)
REIT	5.1	(l)
Registrable Securities	4.6
Registration Rights Agreement	4.6
Representatives	6.2	(a)
Requisite Company Vote	5.1	(c)(i)
Requisite Parent Vote	5.2	(d)(i)
S-4 Registration Statement	6.3	(a)
S-11	5.1	(e)(i)
Sarbanes-Oxley Act	5.1	(e)(i)
SEC	4.5	(a)
Securities Act	4.5	(a)
Self-Regulatory Organization	5.1	(d)(i)
Series A Stock	5.2	(c)(i)
Series B Stock	5.2	(c)(i)
Shelf Registration Statement	4.6
Specified REIT Requirements	8.5	(e)(i)
Standstill Agreements	9.7
Subsidiary	5.1	(a)(i)
Superior Proposal	6.2	(b)
Surviving Entity	1.1
Takeover Statute	5.1	(j)
Tax	5.1	(l)
Tax Affiliate	5.1	(l)
Tax Return	5.1	(l)
Termination Date	8.2
Title 8	1.1

Treasury Regulations 5.1(l)EXHIBIT A

FORM OF AFFILIATE LETTER

RAIT Investment Trust,
1818 Market Street, 28th floor,
Philadelphia, Pennsylvania 19103.
Attention: Betsy Cohen

Taberna Realty Finance Trust,
Cira Center,
2929 Arch Street, 17th floor
Philadelphia, Pennsylvania 19104.
Attention: Raphael Licht

Ladies and Gentlemen:

I have been advised that I may be deemed to be an “affiliate” of Taberna Realty Finance Trust (the “Company”), as that term is defined for purposes of Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of June      , 2006 (as may be amended or modified from time to time, the “Merger Agreement”), between the Company, RAIT Investment Trust (“Parent”) and RT Sub Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub plans to merge with and into the Company and the Company will be the surviving entity (the “Merger”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

I further understand that as a result of the Merger, I may receive shares of beneficial interest of Parent (the “Parent Common Shares”) in exchange for shares of beneficial interest of the Company (the “Common Shares”).

I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Parent Common Shares and Common Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

I represent, warrant and covenant with and to Parent that in the event I receive any Parent Common Shares as a result of the Merger:

1.	I will not make any sale, transfer, or other disposition of such Parent Common Shares unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act, or (c) in the opinion of counsel in form and substance reasonably satisfactory to Parent, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

2.	I understand that, except as provided in Section 4.5(a) and 4.6 of the Merger Agreement, Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Common Shares by me or my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available, except the obligation to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as more fully described below.

3.	I understand that stop transfer instructions will be given to Parent’s transfer agent with respect to the shares of Parent Common Shares issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefore, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and RAIT Investment Trust, a copy of which agreement is on file at the principal offices of RAIT Investment Trust.

4.	I understand that, unless transfer by me of the Parent Common Shares issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The  shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except pursuant to a valid registration statement under, or in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

5.	I understand and agree that the legends set forth in paragraph 3 or 4 above, as the case may be, will be removed by delivery of substitute certificates without such legend if I deliver to Parent (a) a copy of a “no-action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act, or (b) evidence or representations reasonably satisfactory to Parent that Parent Common Shares represented by such certificates are being or have been sold in conformity with the provisions of Rule 145(d).

By its acceptance hereof, Parent agrees, for a period of two years after the Effective Time, that it will file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) promulgated under the Securities Act are therefore available to me in the event I desire to transfer any Parent Common Shares issued to me in the Merger.

By signing this letter agreement, without limiting or abrogating the agreements that I have made as set forth above, I do not admit that I am an “affiliate” of the Company within the meaning of the Securities Act or the rules and regulations promulgated thereunder, and I do not waive any right that I may have to object to any assertion that I am an affiliate.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Maryland. This letter agreement shall terminate if and when the Merger Agreement is terminated according to its terms.

Very truly yours,

Name:

Accepted this      day of
     , 2006

Taberna Realty Finance Trust

By:

Name:

Title:

RAIT Investment Trust

By:

Name:

Title: